Exhibit 10.1

Variable Postpaid Forward Transaction

June 18, 2018

RBC Capital Markets, LLC

as Agent for Royal Bank of Canada

Brookfield Place

200 Vesey Street

New York, NY 10281-1021

Telephone: (212) 858-7000

1. This letter agreement (this “Confirmation”) evidences a complete and binding agreement between Royal Bank of Canada (“Dealer”) and Newmark SPV I, LLC (“Counterparty”) as to the terms of the above-referenced transaction (the “Transaction”) entered into on the date specified above (the “Trade Date”).

The Transaction shall be subject to and governed by, and constitute a “Transaction” under, an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (with the elections that (a) the “Cross Default” provisions of Section 5(a)(vi) thereof shall apply to Counterparty, with a “Threshold Amount” of USD0.00, (b) subparagraph (ii) of Section 2(c) thereof will not apply to the Transaction and any other “Transaction” under the Agreement, (c) the designation of Annex A hereto as Credit Support Documents with respect to the obligations of Counterparty, (d) the designation of Newmark Partners, L.P. as a Specified Entity with respect to Counterparty for purposes of Section 5(a)(vii) of the Agreement (as modified by Section 7(p)(iii) below) only, and (e) the other elections specified herein). This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction. The Transaction shall not be considered a Transaction under, or otherwise governed by, any other existing or deemed ISDA Master Agreement between the parties hereto. In the event of any inconsistency among this Confirmation, the Equity Definitions, or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The Transaction will be divided into individual Tranches and Components, each with the terms set forth herein.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 18, 2018 or, with respect to any Additional Tranche (as defined below), as set forth in the relevant Supplemental Confirmation (as defined below)

Seller:	Counterparty

Buyer:	Dealer

Shares:	The common stock, par value $0.01 per share, of Issuer (Ticker: “NDAQ”).

Issuer:	Nasdaq, Inc.

Tranches and Components:	The Transaction will consist of two individual Tranches each with the terms and conditions as set forth in this Confirmation, together with

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any additional Tranche (an “Additional Tranche”) agreed to by the parties pursuant to any supplemental confirmation in the form of Annex B hereto (a “Supplemental Confirmation”). Each Tranche will consist of individual Components each with the terms and conditions as set forth in this Confirmation and, in the case of an Additional Tranche, in the relevant Supplemental Confirmation. Any such Supplemental Confirmation shall be deemed to be a part of this Confirmation, references herein to this Confirmation shall be deemed to include any such Supplemental Confirmation, and any such Supplemental Confirmation, together with this Confirmation, shall constitute a “Confirmation” for purposes of the Agreement. To the extent inconsistent with this Confirmation, the relevant Supplemental Confirmation shall prevail.

For purposes of “Optional Settlement Right” below, Tranche 1 shall correspond to the Measurement Period beginning in 2019; Tranche 2 shall correspond to the Measurement Period beginning in 2020; and any Additional Tranche shall correspond to the Measurement Period that begins in the same year as the relevant Optional Settlement Period.

For each Tranche, the individual Components shall be equal in the aggregate to the Number of Components for such Tranche, each with the terms set forth in this Confirmation, and, in particular, with the Component Number of Shares specified pursuant to “Component Number of Shares” in Exhibit A for such Tranche (or, for any Additional Tranche, in the relevant Supplemental Confirmation). The payments and deliveries to be made upon settlement of each Tranche of the Transaction will be determined separately for each Component of each Tranche of the Transaction as if such Component were a separate Transaction under the Agreement.

Number of Components:	For each Tranche, as set forth in Exhibit A or the relevant Supplemental Confirmation, as applicable.

Number of Shares:	1,984,494 in the aggregate for all Tranches (subject to increase pursuant to any Supplemental Confirmation).

Component Number of Shares:	For each Component of each Tranche, as set forth in Exhibit A or the relevant Supplemental Confirmation, as applicable, subject to adjustments as applicable in accordance with any adjustments to the Number of Shares.

Prepayment:	Not Applicable

Variable Obligation:	Applicable

Share Reference Price:	USD94.21 per Share or, with respect to any Additional Tranche, as set forth in the relevant Supplemental Confirmation

Forward Floor Price:	100% of the Share Reference Price (or, with respect to any Additional Tranche, as otherwise set forth in the relevant Supplemental Confirmation)

Settlement Currency:	USD

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Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Initial Amount:	For each Tranche, the amount specified for such Tranche as set forth on Schedule 1 hereto.

For any Additional Tranche, as set forth in the relevant Supplemental Confirmation.

Payment of the Initial Amount:	On the Closing Date for the purchase of the Preferred Units (as defined in the Parent Agreement) (or, with respect to any Additional Tranche, the closing date for the purchase of the related Preferred Units), Counterparty shall pay the Initial Amount for each Tranche to Dealer in immediately available funds. The parties acknowledge and agree that, pursuant to the “Multilateral Netting Agreement” dated as of the Trade Date by and among Dealer, Newmark Issuer and Counterparty (or the relevant netting agreement for any Additional Tranche, if applicable), the Initial Amount for each Tranche shall be applied, on a net basis, in reduction of the purchase price for the corresponding series of Preferred Units under the Parent Agreement (or any relevant agreement with respect to the purchase of Preferred Units in connection with any Additional Tranche).

Purchase Agreement:	Purchase Agreement dated as of April 1, 2013 by and among BGC Partners, Inc., BGC Holdings, L.P., BGC Partners, L.P. and Nasdaq, Inc. (f/k/a The Nasdaq OMX Group, Inc.), in the form filed as Exhibit 2.1 to the Form 10-Q of Issuer for the period ending June 30, 2013, as may be amended from time to time in accordance with Section 6(a)(ix) below.

Measurement Period and Earn-Out Date:	Each as defined in the Purchase Agreement.

Preferred Units:	The Exchangeable Preferred Units of Newmark Partners, L.P., as defined in the Newmark LPA, purchased by Dealer pursuant to the Parent Agreement. For purposes of the settlement provisions of this Transaction, the “Series A Exchangeable Preferred Units” shall correspond to Tranche 1 hereunder; and the “Series B Exchangeable Preferred Units” shall correspond to Tranche 2 hereunder. The Preferred Units corresponding to any Additional Tranche shall be specified in the relevant Supplemental Confirmation.

Newmark LPA:	The Second Amended and Restated Agreement of Limited Partnership of Newmark Partners, L.P. dated as of June 19, 2018, as amended and/or supplemented from time to time.

Exchange Property:	Means, for any series of Preferred Units, the securities, cash or other property that such Preferred Units are exchanged or converted into, including Newmark Shares.

Newmark Shares:	Class A Common Stock of the Newmark Issuer or any successor thereto

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Newmark Issuer:	Newmark Group, Inc. or any successor thereto

Unit Holder Claims:	Means, for any series of Preferred Units, all claims and interests of a holder of such Preferred Units upon a bankruptcy or liquidation of Newmark Partners, L.P.

Parent Agreement:	Means the letter agreement, dated as of the date hereof, by and among Newmark Group, Inc., Newmark Partners, L.P. and Dealer relating to the Transaction and the Preferred Units, as amended and/or supplemented from time to time.

LLC Agreement:	Means the Limited Liability Company Agreement of Counterparty dated as of June 18, 2018, by Newmark Partners, L.P., as the sole and managing member and the Independent Manager specified therein, as amended and/or supplemented from time to time.

Assignment Agreement:	Means the Assignment and Transfer Agreement effective as of June 18, 2018, by and between Newmark Partners, L.P. and Counterparty.

Transfer Notice:	Means the Notice of Assignment and Transfer with Respect to Earn-Out Issuances and Registration Rights substantially in the form of Exhibit A to the Assignment Agreement, delivered to Issuer by the BCG Parties, Newmark OpCo and Newco (as such terms are defined in the Assignment Agreement).

Valuation:

In respect of any Tranche and any Component:

Optional Settlement Right:	With respect to any Tranche, either party hereunder shall have the right to elect, by delivery of an Optional Settlement Notice during or prior to the relevant Optional Settlement Period, that an “Optional Settlement Date” (which shall be deemed a “Settlement Date”) shall occur for such Tranche during the relevant Optional Settlement Period (unless delayed in accordance herewith), which Optional Settlement Date shall be the date specified in the notice of such election delivered in accordance with “Optional Settlement Notice” below. The Optional Settlement Date shall be no earlier than 12 (or, with respect to any Additional Tranche, a number set forth in the relevant Supplemental Confirmation under the heading “Notice-to-Settlement Number”) Scheduled Trading Days which is not a half trading day or other day where the Exchange is scheduled as of the Trade Date to close prior to its normal close of trading (such Scheduled Trading Days “Full Trading Days”) following the date of receipt by of such notice. For the avoidance of doubt, the parties agree and acknowledge that the first possible Optional Settlement Date for Tranche 1 shall be November 30, 2019; the first possible Optional Settlement Date for Tranche 2 shall be November 30, 2020; and the first possible Optional Settlement Date for any Additional Tranche shall be as set forth in the relevant Supplemental Confirmation.

Notwithstanding anything to the contrary in the Equity Definitions or the Agreement, if neither party validly specifies an Optional Settlement Date for a Tranche during the relevant Optional Settlement Period, such Tranche shall automatically terminate as of 4:00 p.m. (New York time)

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on the last day of the relevant Optional Settlement Period, and such Tranche, each Component thereunder and all of the respective rights and obligations of Dealer and Counterparty with respect to settlements and deliveries under such Tranche and such Components shall be cancelled and terminated (but not, for the avoidance of doubt, rights and obligations other than settlements and deliveries, such as claims for breaches of representations or covenants, or indemnity claims or reimbursement obligations, if any).

Optional Settlement Notice:	Notice substantially in the form of Exhibit B hereto.

Optional Settlement Period:	For each Tranche, the period specified below for such Tranche:

Tranche 1: The 366-day period beginning on, and including November 30, 2019
Tranche 2: The 365-day period beginning on, and including November 30, 2020

For any Additional Tranche, as set forth in the relevant Supplemental Confirmation.

Valuation Dates:	For any Tranche for which an Optional Settlement Date has been validly specified in accordance with “Optional Settlement Right” above, each Full Trading Day during the Valuation Period for such Optional Settlement Date shall be a “Valuation Date” for the Component for such Tranche with the Component number corresponding to the numeric occurrence of such Full Trading Day in such Valuation Period (and, for the avoidance of doubt, if no Optional Settlement Date has been validly designated for such Tranche, no Valuation Dates shall occur for such Tranche); provided that, if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Full Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component hereunder. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event (or a deemed Market Disruption Event as provided herein) occurs on any Valuation Date, the Calculation Agent may, in good faith and in a commercially reasonable manner, determine that such Valuation Date is a Disrupted Day only in part, in which case the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on the Exchange on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day, and Calculation Agent shall make adjustments in a commercially reasonable manner to the number of Shares for the relevant Component(s) for which such day shall be the Valuation Date and shall designate the Full Trading Day determined in the manner described above as the Valuation Date for the remaining number of Shares for such Component(s), with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date hereunder.

If, as a consequence of Disrupted Days (other than, and to the extent, of Disrupted Days resulting from a Regulatory Disruption), the Valuation Date for any Component has not occurred prior to the ninth Scheduled

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Trading Day following the scheduled Valuation Date for such Component, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Full Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Settlement Price for such ninth Full Trading Day using its good faith estimate of the value of the Shares on such ninth Full Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate. In the event of a Disrupted Day with respect to a Valuation Date, the corresponding Optional Settlement Date shall be adjusted accordingly.

Valuation Period:	For any Optional Settlement Date with respect to any Tranche, the period of consecutive Full Trading Days equal to the Number of Components for such Tranche beginning on, and including, the Full Trading Day that precedes such Optional Settlement Date by two plus a number of Full Trading Days equal to the Number of Components for such Tranche (the “Initial Valuation Date”).

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:	Without limiting the generality of Section 6.4 of the Equity Definitions, any Scheduled Trading Day on which a Regulatory Disruption occurs shall also constitute a Disrupted Day.

Regulatory Disruption:	In the event that Dealer concludes, in its reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures applied consistently and in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from effecting transactions with respect to Shares on any Scheduled Trading Day or Days, a Managing Director (or equivalent, which may be a Senior Counsel) in Dealer’s legal or compliance function shall certify to Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day or Days without being required to specify (and Dealer shall not otherwise be required to communicate to Counterparty) the nature of such Regulatory Disruption.

Settlement Terms:

In respect of any Tranche and any Component:

Settlement Method Election:	Applicable; provided that (i) references to “Cash Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Modified Physical Settlement”; (ii) for any Tranche, it shall be a condition of such election that Counterparty delivers an irrevocable

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written notice of such election to Dealer (a “Settlement Election Notice”), to be received by Dealer no later than the relevant Settlement Method Election Date, setting forth the Electing Party’s election of Modified Physical Settlement for such Tranche and the Settlement Method Representations set forth below, (iii) the same Settlement Method shall apply to all Components of such Tranche, and (iv) notwithstanding the applicability of Modified Physical Settlement, Counterparty shall be deemed to have irrevocably elected that Physical Settlement be applicable to the relevant Tranche if (w) an Event of Default with respect to Counterparty has occurred and is continuing, (x) the Registration Conditions are not satisfied on or prior to the date specified by Dealer that it intends to commence sales of Exchange Property (which date shall not be earlier than the later of (a) 20 Business Days after the date of such notice and (b) Initial Valuation Date) (a “Registration Conditions Satisfaction Date”), (y) Dealer has notified Counterparty of the existence of a Potential Event of Default with respect to which Counterparty would be the Defaulting Party on or prior to the one Business Day following the date of receipt of the Settlement Election Notice, and such Potential Event of Default has not been cured on or prior to the Registration Conditions Satisfaction Date or (z) the relevant series of Preferred Units are not exchanged into Exchange Property by the Newmark Issuer prior to the date specified by Dealer that it intends to commence sales of Exchange Property. Counterparty shall have the right to delay the Registration Conditions Satisfaction Date for up to 90 days to the extent that the SEC has not declared its registration statement effective or there are other administrative delays provided that Counterparty is acting in a good faith and commercially reasonably manner to cause the registration statement to be declared effective (it being understood that any such delay may result in the postponement of the Modified Physical Settlement Payment Date). For the avoidance of doubt i) no such delay shall impact the occurrence of the Valuation Dates or calculation of the Number of Shares to Be Delivered for any Component and ii) Counterparty shall remain obligated to deliver the Number of Shares to be Delivered on the Optional Settlement Date, notwithstanding that Dealer may be obligated to settle its obligations on a later date due to the Registration Conditions Satisfactions Date occurring after the Initial Valuation Date.

Settlement Method Representations:	Any Settlement Election Notice specifying Modified Physical Settlement shall only be valid if it contains the following representations and warranties of Counterparty in its capacity as Electing Party: as of the date of such Settlement Election Notice, Counterparty repeats all of its representations and warranties contained in this Confirmation.

Electing Party:	Counterparty

Settlement Method Election Date:	On or prior to (a) November 1, 2019, with respect to Tranche 1, (b) November 1, 2020, with respect to Tranche 2 and (c) for any Additional Tranche, November 1 in the year in which the first possible Optional Settlement Date occurs or as set forth in the relevant Supplemental Confirmation (or, if any such date is not a Scheduled Trading Day, the next following Scheduled Trading Day). From and after the Settlement Method Election Date, unless Counterparty has elected Modified Physical Settlement, Dealer shall not exchange, or attempt to exchange, Preferred Units for Newmark Shares.

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Default Settlement Method:	Physical Settlement

Physical Settlement:	As provided in Section 9.2(a)(ii) of the Equity Definitions; provided that:

(i) the words “Buyer will pay to Seller an amount equal to the Forward Floor Price multiplied by the Number of Shares” shall be deleted and replaced with “Buyer will deliver to Seller the relevant Preferred Unit Property for all Components of the relevant Tranche in accordance with the terms of the Newmark LPA as in effect on the date hereof (and Seller hereby agrees to accept such Preferred Unit Property)”;

(ii)  notwithstanding “Tranches and Components” above, delivery of the Preferred Unit Property for such Tranche in accordance with the terms of the Newmark LPA as in effect on the date hereof shall satisfy Dealer’s payment and delivery obligations with respect to all Components of such Tranche, and Dealer shall not be required to deliver allocable portions with respect to each Component;

(iii)  in respect of any Component, references to “Number of Shares” therein shall be read as references to the Component Number of Shares for such Component, subject to the provisions of “Valuation Date” above; and

in respect of any Tranche, in lieu of delivering the Number of Shares to be Delivered for all Components of such Tranche, Counterparty may elect, by delivering an irrevocable written notice of such election to Dealer (a “Newmark Settlement Election Notice”), to be received by Dealer no later than the Settlement Method Election Date, to satisfy its Physical Settlement obligations with respect to such Components of such Tranche by delivery of a number of Newmark Shares (a “Newmark Settlement Election” with respect to such Tranche) determined in accordance with the Newmark Share Settlement Provisions below; provided that for any Tranche, Counterparty shall be deemed not to have made a Newmark Settlement Election if (x) an Event of Default with respect to Counterparty has occurred and is continuing, (y) the Registration Conditions are not satisfied on or prior to the date specified by Dealer that it intends to commence sales of the relevant Newmark Shares (which date shall not be earlier than the than the later of (a) 20 Business Days after the date of such notice and (b) Initial Valuation Date) (also a “Registration Conditions Satisfaction Date” but with respect to a Newmark Settlement Election) (z) Dealer has notified Counterparty of the existence of a Potential Event of Default with respect to which Counterparty would be the Defaulting Party on or prior to the first Business Day following the date of receipt of the Newmark Settlement Election notice, and such Potential Event of Default has not been cured on or prior to the Registration Conditions Satisfaction Date; provided further that, if at any time during the period beginning on, and including, the Registration Conditions Satisfaction Date to, and including, the date on which the

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Newmark Share Settlement Amount (as defined below) is reduced to zero, the Registration Statement is unavailable for any reason for sales of Newmark Shares by Dealer, then (x) the Newmark Settlement Election shall be deemed not to apply with respect to the remaining portion of the Newmark Share Settlement Amount (as determined by Dealer in its commercially reasonable discretion), (y) Counterparty shall deliver either (A) Shares with a realizable value (net of any customary and reasonable fees, commissions, carrying charges and expenses) equal to the remaining portion of the Newmark Share Settlement Amount, as determined by Dealer in its commercially reasonable discretion or (B) cash equal to the remaining portion of the Newmark Share Settlement Amount, or (C) a combination of (A) and (B) and (z) for the avoidance of doubt, Dealer shall deliver (A) the relevant Preferred Unit Property for all Components of the relevant Tranche in accordance with the terms of the Newmark LPA as in effect on the date hereof (and Seller hereby agrees to accept such Preferred Unit Property). For the avoidance of doubt i) no such delay shall impact the occurrence of the Valuation Dates or calculation of the Number of Shares to Be Delivered for any Component regardless of the Registration Conditions Satisfaction Date and ii) the Settlement Date shall be determined pursuant to the definition thereof. A Newmark Settlement Election Notice shall only be valid if it contains the following representations and warranties of Counterparty: as of the date of such Settlement Election Notice (after giving effect to any wall procedures in place that satisfy the requirements of Rule 10b5-1(c)(2) under the Exchange Act), Counterparty is not in possession of any material non-public information with respect to Issuer or the Shares.

Registration Conditions:	In the event Counterparty makes a Newmark Share Election or elects Modified Physical Settlement, any such election shall be subject to satisfaction of each of the following conditions on or prior to the relevant Registration Conditions Satisfaction Date:

(i) a registration statement covering public resale of the relevant Newmark Shares or Exchange Property (together with the Newmark Shares the “Registrable Securities”) by Dealer or its affiliate (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a prospectus relating to the Registrable Securities (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer on or prior to the date of delivery;

(ii) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(iii) Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to the Newmark Issuer customary in scope for underwritten offerings

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of equity securities and the results of such investigation are satisfactory to Dealer and periodic updates and bring-downs consistent with registered dribble-out offerings;

(iv) an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registrable Securities by Dealer, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters (and periodic updates of the same consistent with registered dribble-out offerings), and limiting unavailability of the registration statement to no more than 90 days in any 365-day period and, with respect to a Newmark Share Election, the Counterparty owns and has delivered to the Collateral Account a number of Newmark Shares equal to the Newmark Share Settlement Amount, to the reasonable satisfaction of Dealer;

(v)   the Exchange shall have authorized, upon official notice of issuance, the listing of all Newmark Shares delivered in connection with the Newmark Share Election and/or the listing of any shares or securities constituting Exchange Property, as the case may be; and

(vi) all other consents, authorizations, qualifications and approvals (including satisfaction of any applicable waiting periods) necessary for the registration, issuance, delivery, receipt and/or sale of the Registrable Securities, as applicable, shall have been satisfied.

Preferred Unit Property:	Means, for any Tranche, (i) 100% of the series of Preferred Units corresponding to such Tranche, or (ii) if applicable, 100% of any Unit Holder Claims relating to such series of Preferred Units; provided that, in the event none of the securities, instruments or claims described in clause (i) or (ii) are transferable by Dealer to Counterparty after using good faith, commercially reasonable efforts, unless such inability results from the acts, omissions or change in legal status of Dealer (including Dealer bankruptcy), or other condition relating to Dealer, the Preferred Unit Property shall be deemed to be USD 1.00. If any Preferred Unit Property thereafter becomes transferable by Dealer to Counterparty by the exercise of good faith, commercially reasonable efforts, Dealer shall promptly transfer such Preferred Unit Property to Counterparty, and, upon transfer of the final item thereof the USD 1.00 shall be refunded to Dealer.

Number of Shares to be Delivered:	As provided in Section 9.5 of the Equity Definitions; provided that:

(i) Section 9.5(c)(ii) of the Equity Definitions shall be amended by deleting the words “but less than or equal to the Forward Cap Price”;

(ii) Section 9.5(c)(iii) of the Equity Definitions shall be deleted in its entirety;

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(iii)  in respect of any Component, references to “Number of Shares” therein shall be read as references to the Component Number of Shares for such Component, subject to the provisions of “Valuation Date” above; and

(iv) if no Earn-Out Date has occurred during the Measurement Period for the relevant Tranche, the Number of Shares to be Delivered for all Components of such Tranche shall be deemed to be zero.

Newmark Share Settlement Provisions:	If Counterparty makes a Newmark Settlement Election with respect to any Tranche, Counterparty shall deliver, on the Settlement Date or at one or more dates during a commercially reasonable period thereafter as requested by Dealer, a number of Newmark Shares with a realizable value (net of any customary and reasonable fees, commissions, carrying charges and expenses) equal to the value of the aggregate Number of Shares to be Delivered for all Components of such Tranche, as determined by Dealer in its commercially reasonable discretion (such amount, the “Newmark Share Settlement Amount”). The parties acknowledge and agree that in calculating the realizable value of such Newmark Shares and the Newmark Share Settlement Amount, Dealer may, in its sole commercially reasonable discretion and consistent with principles of best execution, determine such amount based on actual sale prices for Newmark Shares or Shares on any exchange or exchanges, a risk bid or offer price, as applicable, or a closing price, volume-weighted average price or other market price for Newmark Shares or Shares determined by Dealer over a period reasonably determined by Dealer, or (without duplication) based on the standards and procedures set forth in the definition of “Close-out Amount” in the Agreement. The Newmark Share Settlement Amount shall be reduced on the settlement date of each such sale of Newmark Shares, and, subject to the second proviso in clause (iv) of Physical Settlement, Counterparty shall be obligated to continue to deliver Newmark Shares to Dealer until the Newmark Share Settlement Amount is reduced to zero (it being understood that any proceeds received by Dealer in excess of the Newmark Share Settlement Amount or any Newmark Shares not required to be sold to achieve the reduction of the Newmark Share Settlement Amount to zero shall be remitted or returned to Counterparty). The parties further acknowledge and agree that, with respect to any offering pursuant to the Underwriting Agreement, the proceeds shall be for the exclusive benefit of Dealer (with no compensation paid for any Newmark Shares subject to such Underwriting Agreement) up to the Newmark Share Settlement Amount.

Settlement Date:	For all Components of a Tranche, the second Clearance System Business Day following the last Valuation Date to occur with respect to such Tranche; provided that, if a Newmark Settlement Election is applicable to any Tranche, the Settlement Date for purposes of Dealer’s payments and deliveries to Counterparty hereunder for such Tranche shall be one or more dates specified by Dealer in its commercially reasonable discretion, to be a commercially reasonable period following the delivery (or deliveries) to Dealer of the relevant Newmark Shares.

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Settlement Price:	Notwithstanding Section 7.3 of the Equity Definitions, and with respect to any Component, the Settlement Price will be the VWAP Price for the Valuation Date for such Component.

VWAP Price:	For any Scheduled Trading Day, the price per Share determined by the Calculation Agent based on the volume weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on the Valuation Date for such Component (without regard to pre-open or after hours trading outside of such regular trading session for such Valuation Date), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “NDAQ <Equity> AQR” (or any successor thereto), or if such price is not so reported on such Valuation Date for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent.

Modified Physical Settlement:	Means, for any Tranche, “Physical Settlement” as specified above except that in lieu of delivery of the Preferred Unit Property, Dealer shall deliver to Counterparty on the Modified Physical Settlement Payment Date an amount in USD equal to the Settlement Value of the Exchange Property for the relevant series of Preferred Units and Counterparty shall deliver to Dealer the Number of Shares to be Delivered for such Tranche).

Settlement Value:	Means, with respect to the Exchange Property for any Tranche, the realizable value of such Exchange Property (net of any customary and reasonable fees, commissions, carrying charges and expenses), as determined by the Calculation Agent. The parties acknowledge and agree that in calculating the Settlement Value, Dealer may, in its commercially reasonable discretion and consistent with principles of best execution, determine such amount based on actual sales of all or any portion of the Exchange Property, a risk bid price or a closing price, volume-weighted average price or other market price for the Exchange Property determined by Dealer over a period reasonably determined by Dealer, or (without duplication) based on the standards and procedures set forth in the definition of “Close-out Amount” in the Agreement. Notwithstanding the foregoing, Counterparty agrees and acknowledges that Dealer shall not be required to sell any Exchange Property at a time when the applicable Registration Statement is not available for sales of the Exchange Property, and that such unavailability, or the occurrence of a Disrupted Day or Days, may cause the Modified Physical Settlement Date to be postponed.

Modified Physical Settlement Payment Date:	One or more dates specified by Dealer in its commercially reasonable discretion, to be a commercially reasonable period following the delivery to Dealer of the relevant Exchange Property in accordance with the terms of the relevant series of Preferred Units.

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Share Adjustments:

In respect of any Tranche and any Component:

Potential Adjustment Event:	Notwithstanding Section 11.2(e) of the Equity Definitions, “Potential Adjustment Event” shall mean any event which may give rise to an adjustment under Section 3.8(d) of the Purchase Agreement (other than a Tender Offer or a Merger Event). For the avoidance of doubt, this shall include adjustments for cash dividends (other than any Non-Dilutive Cash Distribution (as defined in the Purchase Agreement)) pursuant to Section 3.8(d)(vi) of the Purchase Agreement.

Method of Adjustment:	Purchase Agreement Adjustment; provided, however that the Equity Definitions shall be amended by replacing the words “having, in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” in Section 11.2(a) and replacing it with the words “which has resulted in an adjustment to the obligations of the Issuer under the Purchase Agreement pursuant to Section 3.8 thereof”.

Purchase Agreement Adjustment:	If “Purchase Agreement Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Transaction, then following an adjustment to the obligations of the Issuer under the Purchase Agreement pursuant to Section 3.8 thereof, the Calculation Agent will make the corresponding adjustment(s), if any, to any one or more of the Forward Floor Price and any Component Number of Shares, taking account of and following, mutatis mutandis, the adjustment made under Section 3.8(d) of the Purchase Agreement as the Calculation Agent determines appropriate to account for that adjustment (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share) and (ii) determine the effective date(s) of the adjustment(s) based on the effective date of the adjustment under Section 3.8(d). The Forward Floor Price may only be adjusted in concert with an increase or decrease in the Component Number of Shares (e.g., a stock split will result in a doubling of the Component Number of Shares and a halving of the Forward Floor Price).

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Calculation Agent Adjustment:	The definitions of “Calculation Agent Adjustment” in Section 12.2(d) of the Equity Definitions are hereby amended by (a) deleting the phrase “exercise, settlement, payment or any other terms of the Transaction” and substituting the phrase “any one or more of the Forward Floor Price and any Component Number of Shares,” (b) deleting the numeric “(i)” (but not the text following such numeric), (c) deleting the entirety of subsection (ii) thereof and (d) adding the following sentence at the end thereof “The Forward Floor Price may only be adjusted in concert

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with an increase or decrease in the Component Number of Shares (e.g., a Merger Event in which a holder receives two New Shares for each old Share will result in a doubling of the Component Number of Shares and a halving of the Forward Floor Price).”. For the avoidance of doubt, the Calculation Agent shall have no right to terminate the Transaction as a result of a Merger Event.

Consequences of Merger Events:

(a) Share-for-Share:	Calculation Agent Adjustment (as modified herein)

(b) Share-for-Other:	Calculation Agent Adjustment (as modified herein)

(c) Share-for-Combined:	Calculation Agent Adjustment (as modified herein)

Determining Party:	Dealer

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, (x) Insolvency shall be deemed not to be applicable to the Transaction and (y) in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, these events give rise to a termination of the Transaction rather than an adjustment thereto.

Determining Party:	Dealer

Limitation on Certain Adjustments:	Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment to any Tranche as a result of a Potential Adjustment Event or Merger Event shall result in a Number of Shares for such Tranche above the number of Shares deliverable by Issuer to Counterparty pursuant to the Earn-Out Issuance (as defined in the Purchase Agreement) that corresponds to such Tranche after giving effect to any adjustments pursuant to Section 3.8(d) of the Purchase Agreement or the Acceleration Issue Number for each Measurement Period that has not been completed as of the date of the Acceleration Event (other than any Measurement Period for which Purchaser has made an Earn-Out Issuance) (as each such term is defined in the Purchase Agreement), as applicable (the “Purchase Agreement Adjustment Provisions”).

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Without limiting the generality of the foregoing, any adjustment to the terms of the Transaction shall take into account, and shall not duplicate the economic effects of, any extension or other adjustment hereunder and/or the Purchase Agreement Adjustment Provisions.

Payment of Cancellation Amount:	If Cancellation and Payment applies or is deemed to apply to the Transaction or any Tranche pursuant to Section 12.6(c)(ii) as a result of a Nationalization or Delisting, then, notwithstanding Section 12.7 of the Equity Definitions, any Cancellation Amount payable by Counterparty in respect of such Tranche shall not be due prior to the date which is 45 calendar days following the relevant Earn-Out Issuance (as defined in the Purchase Agreement) or Acceleration Issue Number that corresponds to such Tranche is delivered to Counterparty (or, if such 45th calendar day is not a Business Day, the next following Business Day).

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”; (ii) by adding, after the parenthetical in clause (B), “or (C) (i) due to the recapitalization, distribution of assets or payment of dividends, spin-off of assets, repurchase of equity interest or other similar transactions affecting the capital structure of Newmark Partners, L.P., or (ii) due to the representation made by Newmark, L.P. in Section 2(f)(vi) of the Parent Agreement no longer being true and correct” (ii) by adding the phrase “and/or Hedge Positions (which shall be deemed to include the Preferred Units)” after the word “Shares” in clause (X) thereof and (iii) restating Section (Y) thereof in its entirety as follows: “(Y) it will require approval from applicable regulatory authorities to retain its ownership position in the Preferred Units”; provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Effect of Change in Law:	Notwithstanding 12.9(b) of the Equity Definitions (except as expressly set forth below),

(a) If a prospective Change in Law is announced but has not yet become effective (“Pending CiL”), then during the period prior to the effectiveness of the Pending CiL

a. Dealer shall use commercially reasonable efforts to eliminate the illegality;

b.  the parties shall negotiate in good faith to restructure the Transaction to bring it into compliance with the proposed regulations upon their effectiveness while preserving the economic, tax and accounting attributes of the original structure;

c. if Counterparty determines that the Transaction cannot be so restructured, then prior to the effectiveness of the Change in Law, it can elect to either

i.   have the Transaction novated to, and the associated Hedge Positions transferred to, a recognized dealer selected by Counterparty with the consent of the Dealer, such consent not to be unreasonably withheld, delayed or conditioned, or

ii. terminate or allow Dealer to terminate the Transaction.

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(b)  If a Change in Law has become effective after previously having been a Pending CiL, then Dealer may terminate the Transaction; provided, however, that Counterparty may request that Dealer delay the termination of this Transaction for a specified period so as to allow the Transaction novated to, and the associated Hedge Positions transferred to, a recognized dealer selected by Counterparty; provided further that Dealer may consent to such delay (such consent not to be unreasonably conditioned, delayed or withheld), if Counterparty provides adequate economic protection for losses that may result from the absence of Hedge Positions during such delay and Dealer’s internal credit department has approved such adequate economic protection and such delay, such approval not to be unreasonably conditioned, delayed or withheld.

(c)  If a Change in Law has become effective and Counterparty does not request a delay in termination or such a termination is requested but denied, in each case in accordance with the preceding paragraph, Counterparty or Dealer may terminate the Transaction.

(d)  Any termination of the Transaction in respect of a Change in Law as shall be effected in accordance with Section 12.9(b)(i) of the Equity Definitions, with Dealer being the Determining Party, as modified by Section 7(c) hereof. However, notwithstanding Section 12.9(b)(ix) of the Equity Definitions, where (I) the Cancellation Amount would be payable by Counterparty, such Cancellation Amount shall be due on the 45th calendar day following notice of the determination by the Determining Party (or, if such 45th calendar day is not a Local Business Day, the next following Local Business Day).

(e) Dealer shall promptly notify Counterparty of any Change in Law or Pending CiL upon becoming aware thereof.

(ii) Failure to Deliver:	Not Applicable

(iii) Insolvency Filing:	Not Applicable

(iv) Hedging Disruption:	Not Applicable

(v) Increased Cost of Hedging:	Not Applicable

(vi) Loss of Stock Borrow:	Not Applicable

(vii) Increased Cost of Stock Borrow:	Not Applicable

Non-Reliance:	Applicable

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Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Informational Obligations of the Determining Party:	Upon receipt of written request from Counterparty, the Determining Party shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Determining Party’s or its affiliates’ proprietary models or other information that is subject to legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request

3. Calculation Agent:	Dealer; provided that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s or its affiliates’ proprietary models or other information that may is subject to legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4. Account Details:	To be provided separately in writing.

5. Offices / Address for Notices:

(a) Address for notices or communications to Dealer:

For purpose of Giving Notice:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	ECM
Email:	RBCECMCorporateEquityLinkedDocumentation@rbc.com

For Trade Affirmations and Settlements:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Back Office
Email:	geda@rbccm.com

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For Trade Confirmations:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Structured Derivatives Documentation
Email:	seddoc@rbccm.com
The Office of Dealer for the Transaction is Toronto, Canada.

(b) Address for notices or communications to Counterparty:

Newmark SPV I, LLC 125 Park Avenue
New York, NY 10017
Attention: Chief Financial Officer
Email: mrispoli@ngkf.com

Copy to:

Newmark Partners, L.P. 499 Park Avenue
New York, NY 10022
Attention: General Counsel
Email: smerkel@cantor.com

Any email notice to counterparty must be followed by notice via overnight courier.

6.	Representations, Warranties and Agreements:

(a) Counterparty represents and warrants to, and agrees with, Dealer as follows, on each Trade Date:

(i) Counterparty is entering into the relevant Tranche or Tranches, and will make any Modified Physical Settlement election or any other election pursuant to this Confirmation, and enter into any amendment, waiver, modification or termination of this Confirmation, (a) in good faith, (b) at a time when Counterparty is not aware of any material non-public information regarding the Shares or the Preferred Units (after giving effect to any wall procedures in place that satisfy the requirements of Rule 10b5-1(c)(2) under the Exchange Act), and (c) not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or to create actual or apparent trading activity in the Shares, the Preferred Units or any Exchange Property or evade any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Counterparty has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Earn-out Shares but only to the extent of the Earn-out Rights (as defined in the Purchase Agreement) or the Shares deliverable pursuant to the Assignment Agreement and shall not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) of any Shares, including any hedging transactions.

(ii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing.

(iii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

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(iv) Counterparty is not as of the Trade Date, and has not been during the three months immediately preceding the Trade Date, an “affiliate” of Issuer as such term is used in Rule 144 under the Securities Act (“Rule 144”). Without the prior written consent of Dealer, Counterparty shall not become an “affiliate” of Issuer as such term is used in Rule 144, and Counterparty and Counterparty’s officers shall not take any action that could reasonably be expected to result in Counterparty becoming an “affiliate” of Issuer as such term is used in Rule 144, in each case, during the term of the Transaction.

(v) Counterparty shall not become, and shall not take any action that with the passage of time or the satisfaction of conditions would or would reasonably be expected to cause it to become, an “affiliate” of Issuer (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)).

(vi) Counterparty shall comply with all reporting requirements, if any, applicable to the Shares as required under Section 13(d) and Section 16 of the Exchange Act.

(vii) Counterparty is in compliance, and will remain in compliance during the term of the Transaction, with any applicable filing or other requirements under United States or foreign antitrust or competition laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(viii) Counterparty has filed or caused to be filed all material tax returns that are required to be filed by Counterparty and has paid all material taxes shown to be due and payable on said returns or on any assessment made against Counterparty or any of Counterparty’s property and all other material taxes, assessments, fees, liabilities or other charges imposed on Counterparty or any of Counterparty’s property by any governmental authority. Counterparty agrees to notify Dealer as promptly as practicable upon becoming aware that a federal lien filing has been made in respect of Counterparty or any of Counterparty’s property or that any tax authority intends to make or contemplates making any such filing. Such notification shall specify the nature and status of such filing.

(ix) Without the prior written consent of Dealer (such consent not to be unreasonably withheld, delayed or conditioned, it being understood that it shall not be unreasonable for such consent to be withheld with respect to any amendments, modifications or supplements that reduce the number of Shares deliverable to Counterparty or delay or impair such delivery), Counterparty shall not agree to, or effect, any transfer, assignment, amendment or modification of, or supplement to, in whole or in part, directly or indirectly, the rights under the “earn-out” provisions of the Purchase Agreement (the “Earn-Out Rights”) that have been assigned to Counterparty pursuant to the Assignment Agreement or the rights under any “earn out” provisions that Counterparty assigns pursuant to any assignment agreement in connection with any Additional Tranche (“Additional Earn-Out Rights” and this Section 6(a)(ix), the “Non-Assignment Covenant”).

(x) There are no agreements, contracts, instruments or understanding between or among Counterparty and its Affiliates and Issuer and its Affiliates but only to the extent of the Earn-out Rights (as defined in the Purchase Agreement) or the Shares deliverable pursuant to the Assignment Agreement, other than those that have been provided to Dealer prior to the relevant Trade Date.

(xi) Counterparty is capable of assessing the merits of and understanding the consequences of the Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with the Transaction), and understands and accepts, the terms, conditions and risks of the Transaction. Counterparty is acting for its own account, and has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax, accounting or other advisors as Counterparty has deemed necessary. Counterparty is not relying on any communication (written or oral) from Dealer or its affiliates as tax, accounting or legal advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transaction. Any tax, legal or accounting advice or opinions of third party advisers which Dealer or its affiliates have provided to Counterparty in connection with the Transaction has been provided to Counterparty for informational or background purposes only, it is not the

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basis on which Counterparty enters into the Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transaction. No communication (written or oral) received from Dealer or its affiliates will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xii) Counterparty shall instruct all Purchaser Shares (as defined in the Purchase Agreement) that Issuer is required to deliver to Counterparty under the Purchase Agreement during the term of the Transaction to be delivered directly to the Collateral Account in accordance with Paragraph (d)(ii) of Annex A (and agrees that any Purchaser Shares that it receives from Issuer during the term of the Transaction shall be segregated and held in trust and promptly delivered to the Collateral Account in accordance with Paragraph (d)(ii) of Annex A).

(xiii) Counterparty shall comply in all material respects with the Special Purpose Provisions (as defined in the LLC Agreement) at all times during the term of the Transaction (this Section 6(a)(xiii), the “Special Purpose Covenant”).

(xiv) Prior to each delivery of an Earn-Out Issuance during the term of the Transaction, Counterparty shall, at the request of Dealer, re-affirm with Issuer the delivery instructions specified in the Transfer Notice.

(b) Each of Dealer and Counterparty agrees and represents that it is (x) an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, (y) an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction, and (z) entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

7. Other Provisions:

(a) Right to Extend. The Calculation Agent may postpone, in whole or in part, any valuation or settlement date hereunder if and to the extent reasonably necessary or appropriate to (i) enable Dealer to effect its hedging, hedge unwind or settlement activity hereunder in a commercially reasonable manner in light of liquidity conditions or in compliance with applicable legal, regulatory and self-regulatory requirements and Dealer’s related policies and procedures (applied consistently and in a non-discriminatory manner) or (ii) enable Dealer to deliver any Preferred Unit Property in a commercially reasonable manner.

(b) Additional Termination Event. The occurrence of an Acceleration Event (as defined in the Purchase Agreement) shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Counterparty shall be the sole Affected Party and Dealer or Counterparty shall each be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement (such Additional Termination Event an “Acceleration ATE”). Notwithstanding the provisions of the Agreement, no Close-out Amount shall be due until the Business Day following the day on which the Issuer has distributed Shares under the Purchase Agreement.

(c) Payments on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of any Transaction hereunder or the determination of an amount owed following occurrence of (x) Nationalization, (y) Delisting or (z) Change in Law that results in the cancellation or termination of any Transaction pursuant to Article 12 of the Equity Definitions, then an amount shall be calculated equal to the of the sum of the following, calculated separately for each outstanding Tranche: (a) the Accreted Floor Price, expressed as a positive number, plus (b) the Put Value, expressed as a negative number. Such amount shall be the Closeout Amount or Cancellation Amount for purposes of the Agreement or Equity Definitions, respectively. If such amount is positive, it shall be paid by Counterparty, if negative, its absolute value shall be paid by Dealer. In the event that Counterparty would be the payor it shall have the right to deliver Shares in lieu of some or all of the Closeout Amount or Cancellation Amount, with such Shares being assigned a value equal to the Terminal Equity Value. In addition, Dealer shall deliver to Counterparty the Preferred Unit Property for all unsettled Tranches. Any

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such delivery and payment shall be made on a delivery-versus-payment basis or pursuant to escrow or other arrangements reasonably satisfactory to the parties (it being understood that either party may elect in its sole discretion to make its delivery or payment prior to receipt of the other party’s delivery or payment). In the event of an Acceleration ATE, the Closeout Amount or Cancellation Amount shall also be adjusted to reflect the impact of the issuance of the Acceleration Issue Number rather than the full number of Earn-out Shares.

The “Accreted Floor Price” as of any date will equal the sum of the Series A Exchangeable Preferred Preference, the Series B Exchangeable Preferred Preference, and, for any Additional Tranche, the exchangeable preferred preference for the related Preferred Units (each as defined in the Newmark LPA) calculated as of the relevant Early Termination Date or date of termination. For purposes of clause (a) in the preceding sentence, any class of Preferred Units for which the relevant Settlement Date has already occurred will be excluded from the calculation.

The “Put Value” will be the value (i.e., time value and intrinsic value) of the Counterparty long put option embedded in the structure, as determined by the Determining Party in accordance with the standards applicable to calculation of Close Out Amounts under the Agreement or Cancellation Amounts under the Equity Definitions, as applicable. For purposes of determining the Put Value, the value of the Shares will be deemed to be (a) in the case of an Acceleration ATE, Nationalization, Delisting or Change in Law, the volume weighted average price of the Shares on the five Full Trading Days preceding the relevant Early Termination Date or date of termination or (b) in any other case, the closing price on the last Full Trading Day preceding the relevant Early Termination Date or date of termination (such price, the “Terminal Equity Value”).

(d) Transfer and Assignment. Without limiting Dealer’s ability to effect transfers pursuant to Section 7(a) and Section 7(b) of the Agreement, Dealer may transfer or assign its rights or obligations under the Transaction, in whole or in part, (i) with the prior written consent of Counterparty (not to be unreasonably withheld, conditioned, or delayed), to any person or (ii) without any consent of Counterparty, to any affiliate of Dealer whose obligations are guaranteed by the Dealer; provided that in the case of clause (ii), (1) immediately upon giving effect to such transfer and assignment, an Event of Default, Potential Event of Default or Termination Event will not occur as a result thereof and (2) as a result of such transfer and assignment, Counterparty will not be expected as of the date of such transfer and assignment to (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or a number of Shares, as applicable, that is, solely as a result of such transfer or assignment, greater than the amount or the number of Shares, respectively, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) receive from the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or an amount of Preferred Unit Property, as applicable, that is, solely as a result of such transfer or assignment, lower than the amount of such payment or an amount of Preferred Unit Property, respectively, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer and assignment. Counterparty may not transfer the Agreement, this Confirmation or any interest or obligation thereunder except as provided in Section 7 of the Agreement.

(e) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares or Newmark Shares, as the case may be, if, immediately upon giving effect to such receipt of such Shares or Newmark Shares, as the case may be, an Excess Ownership Position would exist, and if Dealer determines that an Excess Ownership Position would exist on any settlement date, Dealer shall notify Counterparty in writing of such circumstance prior to such settlement date and, in such notice, shall specify the maximum number of Shares or Newmark Shares that it can receive on such settlement date without giving rise to such an Excess Ownership Position. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in the existence of an Excess Ownership Position. As used herein, “Excess Ownership Position” means, at any time, that (1) Dealer beneficially owns more than 4.5% of total Shares (or Newmark Shares, as the case may be) outstanding for purposes of Section 13(d) of the Exchange Act (including by virtue of being part of a group or other aggregation with another person) or (2) under any other applicable law, rule, regulation or regulatory order or organizational documents or contracts of Issuer (or the Newmark Issuer, as the case may be) applicable to ownership of Shares (or Newmark Shares, as the case may be), Dealer is deemed to own (including constructive

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ownership, however defined) a percentage of total Shares (or Newmark Shares, as the case may be) outstanding exceeding, or within 1% of exceeding, the threshold that would give rise to any obligation of, or restriction or other adverse effect on, Dealer or any affiliate thereof. In the case of a Physical Settlement where there is a delay in delivery of some or all of the Shares due to an Excess Ownership Position, Dealer shall deliver the the relevant Preferred Unit Property for all Components of the relevant Tranche as originally scheduled. In the event of a Modified Physical Settlement, Counterparty may request, prior to electing Modified Physical Settlement, that Dealer inform it if there would be an Excess Ownership Position in respect of Newmark Shares if Modified Physical Settlement were elected and Dealer shall, within one Business Day, respond to such request in writing. If Dealer fails to respond or responds in the negative and an Excess Ownership Position nonetheless exists with respect to Newmark Shares, then Dealer shall compensate Counterparty for any delay in receipt of payment resulting from operation of this provision at a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified byit) if it were to fund or of funding the relevant amount.

(f) Miscellaneous. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS RELATING THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Section 13(b)(i)(2) of the Agreement shall be amended by replacing the word “non-exclusive” with “exclusive”. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN RESPECT OF THE TRANSACTION AND ANY MATTER RELATING THERETO.

(g) Securities Contract. Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation (together with any Supplemental Confirmation) is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(h) Conditions to Effectiveness. The effectiveness of this Confirmation on the Trade Date (or the effectiveness of any Supplemental Confirmation on the Trade Date for the relevant Additional Tranche) shall be subject to the satisfaction (or waiver by Dealer) of the following conditions: (i) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the relevant Trade Date; (ii) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the relevant Trade Date; (iii) all documents and instruments, including UCC-1 financing statements, required by law or reasonably requested by Dealer to be filed, registered or recorded to create the liens intended to be created by Annex A and perfect or record such liens shall have been filed, registered or recorded or delivered to Dealer for filing, registration or recording; (iv) the engagement letter(s) for, or other reasonably satisfactory evidence of the engagement of, an independent director for Counterparty, (v) a fully executed copy of the Assignment Agreement and Transfer Notice (or, with respect to any Additional Tranche, the related assignment agreement and transfer notice), and evidence reasonably satisfactory to Dealer of delivery of the Transfer Notice (or, with respect to any Additional Tranche, the related transfer notice) to Issuer, (vi) a fully executed copy of the Newmark LPA (and, with respect to any Additional Tranche, any related amendment thereto) and (vii) Counterparty shall have delivered an opinion (or opinions) of Sidley Austin LLP, dated as of the relevant Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 6(a)(iii) of this Confirmation, non-contravention with respect to the assignment of the earn-out rights to Counterparty, true contribution and non-consolidation, perfection of security interests and any other matter reasonably requested by Dealer.

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(i) Agency Provisions. Royal Bank of Canada (“RBC” or the “Bank”) has appointed as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting on the Bank’s behalf, a business in privately negotiated transactions in options and other derivatives. You hereby are advised that RBC, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM has full, complete and unconditional authority to undertake such activities on behalf of RBC. RBCCM acts solely as agent and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under this Transaction. This Transaction is not insured or guaranteed by RBCCM.

(j) Certain Events of Default. With respect to any breach of the Non-Assignment Covenant the phrase “if such failure is not remedied within 30 days after notice of such failure is given to the party” in Section 5(a)(ii)(1) of the Agreement shall be deemed to be deleted. It shall be an additional Event of Default under the Agreement, with no grace period or requirement for notice, with Counterparty as the Defaulting Party, if, at any time prior to the to the satisfaction all of the obligations of Counterparty under the Transaction (or, if later, the date on which Dealer notifies Counterparty that it has completed all sales of Exchange Property and/or Newmark Shares in the event Modified Physical Settlement or the Newmark Share Election, respectively, are applicable), the assignment of the Earn-Out Rights or any assignment of Additional Earn-Out Rights to Counterparty is, in whole or in part, revoked, invalidated, or otherwise becomes ineffective.

(k) Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Dealer and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Dealer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(l) Tax Forms. For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each of Dealer and Counterparty agrees to deliver, in the case of Counterparty, an executed United States Internal Revenue Service Form W-9 (or any successor thereto) (or, if Counterparty is disregarded for U.S. federal income tax purposes, of its owner), with the “partnership” or “corporation” box checked on line 3 thereof and, in the case of Dealer, an executed United States Internal Revenue Service Form W-8ECI (or any successor thereto), with the “corporation” box checked on line 4 thereof and (b) any other form or document that may be required by the other party in order to allow such party to make a payment under this Confirmation, including any Credit Support Document, without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate. in each case (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such form previously provided has become in accurate or incorrect. In addition, Counterparty shall deliver to Dealer a certification (in such form as may be reasonably requested by counsel to Dealer) conforming to the requirements of Treas. Reg. § 1.1445-2(b)(2) with respect to the applicable seller for U.S. tax purposes of the Exchange Property (i) promptly upon reasonable demand by Dealer and (ii) prior to Dealer’s delivery of any Preferred Units in exchange for the Exchange Property.

(m) Payee Tax Representations.

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation:

It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulation (the “Regulations”) for U.S. federal income tax purposes (or, if it is disregarded for U.S. federal income tax purposes, its beneficial owner is).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representations:

It is a bank organized under the laws of Canada that is treated as a corporation for U.S. federal income tax purposes and (B) Each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the United States.

(n) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.

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“Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(o) Tax Reporting. Counterparty and Dealer agree (in the absence of a change in law, an administrative pronouncement or determination (public or private) or a judicial ruling to the contrary) not to report or take a position for all U.S. federal, state and local income tax purposes inconsistent with the treatment of the Transaction, the Preferred Units and the Tranches, as one of more separate variable pre-paid forward contracts (in which the Counterparty and its owner’s taxable gain is deferred until the relevant Tranche of the Transaction is settled) for the delivery by Counterparty to Dealer of a variable number of Shares (subject to the Newmark Settlement Election) on each Settlement Date.

(p) Modifications to Sections 5 and 6 of the Agreement.

(i) The phrase “first Local Business Day” in Section 5(a)(i) of the Agreement is replaced by the phrase “third (3rd) Local Business Day”;

(ii) The phrase “or, if no such cure period is specified, three (3) Local Business Days after notice thereof in the case of an obligation to make payment or thirty (30) days after notice in the case of any other obligation” is added at the end of Section 5(a)(iii)(1) of the Agreement (for the avoidance of doubt, such period runs from notice of the default of the primary obligor not from the end of any grace period granted to the primary obligor);

(iii) The phrase “and such misrepresentation, if susceptible to cure, is not cured within thirty (30) days of notice thereof from the other party” is added at the end of Section 5(a)(iv) of the Agreement (which shall apply, for the avoidance of doubt, to Counterparty’s Specified Entity);

(iv) The phrase “15 days” is replaced by the phrase “30 days” in both locations in Section 5(a)(vii) of the Agreement;

(v) Section 6(d)(ii) of the Agreement is hereby amended by:

(A) inserting the parenthetical “(other than a Specified Counterparty Event of Default” between the phrases “an Event of Default” and “and (2)” in the 4th line thereof;

(B) the parenthetical “(or, where (I) the Early Termination Amount would be payable by Counterparty, the 45th calendar day (or, if such 45th calendar day is not a Local Business Day, the next following Local Business Day)” is inserted after the phrase “two Local Business Days” and before the phrase “after the day” in Section 6(d)(ii)(2) of the Agreement; and

(C) the words “or a Counterparty Event of Default which is a Specified Counterparty Event of Default, where ‘Specified Counterparty Event of Default’ means an Event of Default, where Counterparty is the Defaulting Party and the Early Termination Amount would be payable by Counterparty, other than (x) an Event of Default of the type described in Sections 5(a)(i) (other than to the extent such event is caused by the acts or omissions of Dealer, the Issuer or other third parties), or (y) Event of Default Section 5(a)(vii) (other than an Event of Default which falls under clause 4(B) of Section 5(a)(vii))” is inserted at the end of Section 6(d)(ii)(2) of the Agreement.

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Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Structured Derivatives Documentation Department, seddoc@rbccm.com.

Yours faithfully,

RBC Capital Markets LLC as agent for ROYAL BANK OF CANADA

By:	/s/ Shane Didier
Name: Shane Didier
Title: Analyst

Agreed and Accepted By:

NEWMARK SPV I, LLC

By:	/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

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Exhibit A to the Confirmation

Tranche 1

Number of Components:    10

Component Number of Shares:

Component Number:	Component Number of Shares:
1	99,225
2	99,225
3	99,225
4	99,225
5	99,225
6	99,225
7	99,225
8	99,225
9	99,225
10	99,222

Tranche 2

Number of Components:    10

Component Number of Shares:

Component Number:	Component Number of Shares:
1	99,225
2	99,225
3	99,225
4	99,225
5	99,225
6	99,225
7	99,225
8	99,225
9	99,225
10	99,222

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Exhibit B to the Confirmation

OPTIONAL SETTLEMENT NOTICE

To:	[ ]

From:	[ ]

Subject:	Variable Postpaid Forward Transaction – [Tranche 1]/[Tranche 2]

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

The purpose of this Optional Settlement Notice is to notify you of our election to specify an Optional Settlement Date set forth below with respect to [Tranche 1]/[Tranche 2] of the above-referenced transaction dated as of [                    ], 2018 between Newmark SPV I, LLC and [Dealer] bearing the trade reference number set forth above.

We hereby specify that the Optional Settlement Date is [                    ].

Sincerely,

Name:

Title:

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Annex A to the Confirmation

(a)	Definitions Relating to Collateral.

As used herein, the following words and phrases shall have the following meanings:

“Collateral” has the meaning provided in paragraph (b)(i) of this Annex A.

“Collateral Account” means an account of Counterparty at the Securities Intermediary, bearing account number 699-00318.

“Collateral Event of Default” means, at any time, failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which Dealer has Control, or assertion of such by Counterparty in writing. Any Collateral Event of Default shall be an Event of Default under the Agreement with respect to which Counterparty shall be the Defaulting Party.

“Contract Rights” means all of Counterparty’s right, title, and interest in and to the Confirmation and the Agreement, whether now existing or hereafter arising, and all income, proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) therefrom or in connection therewith.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Default Event” means any Event of Default with respect to Counterparty or any Termination Event with respect to which Counterparty is the Affected Party or an Affected Party or an Extraordinary Event that has resulted in an obligation of Counterparty to pay an amount pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions.

“Lien” means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

“Location” means, with respect to any party, such party’s “location” within the meaning of Section 9-307 of the UCC.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Securities Intermediary” means, in its capacity as securities intermediary, [Securities Intermediary] and its successors and assigns.

“Security Interests” means the security interests in the Collateral created hereby.

“Transfer Restriction” means, with respect to any item of collateral pledged under this Annex A, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral and (iv) any registration or

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qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act). For the avoidance of doubt, restricted stock which may, at any time of determination, be immediately sold by Counterparty at such time pursuant to Rule 144(b)(1)(i) shall not be deemed to be subject to a “Transfer Restriction” hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(b)	The Security Interests.

In order to secure the full and punctual observance and performance of the covenants and agreements contained in the Confirmation and in the Agreement:

(i)	Counterparty hereby assigns and pledges to Dealer, and grants to Dealer, security interests in and to, and a lien upon and right of set-off against, and transfers to Dealer, as and by way of a security interest having priority over all other security interests, with power of sale, all of Counterparty’s right, title and interest in and to:

(A)	the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto, including any Earn-out Shares, but only to the extent of those Shares deliverable pursuant to the Assignment Agreement, and all securities entitlements in respect thereof; and

(B)	the Contract Rights (collectively, the “Collateral”).

(ii)	The parties hereto expressly agree that all rights, assets and property (whether investment property, financial asset, security, security entitlement, instrument, cash or other property) at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

(c)	Certain Covenants of Counterparty.

Counterparty agrees that, so long as any of Counterparty’s obligations under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement) and the Transaction remain outstanding:

(i)	Counterparty shall, at its own expense and in such manner and form as Dealer may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (A) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (B) create or maintain Control with respect to any such security interests in any investment property or deposit account (in each case, as defined in Section 9-102(a) of the UCC) or (C) enable Dealer to exercise and enforce its rights hereunder with respect to such security interest. Counterparty hereby authorizes Dealer to file such financing statements, naming Counterparty as debtor and providing such description of Collateral, as Dealer deems necessary or advisable.

(iii)	Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of Dealer, against the claims and demands of all persons. Dealer may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(iv)	Counterparty agrees that Counterparty shall not change (A) Counterparty’s legal name, its identity or corporate structure in any manner or (B) Counterparty’s Location, unless (x) Counterparty shall have given Dealer not less than thirty days’ prior notice thereof and (y) all filings shall have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of the Security Interests, or cause Dealer to cease to have control in respect of any of the Security Interests in any Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC) or subject any Collateral to any other Lien.

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(v)	Counterparty agrees that Counterparty shall not (A) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral, (C) enter into or consent to any agreement (other than, in the case of clause (x), the Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Counterparty, Dealer and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral or (D) make any transfer or withdrawal of Collateral from the Collateral Account (other than as permitted by paragraph (d)(ii) below), in each case prior to termination of the Security Interests pursuant to paragraph (g) of this Annex A.

(d)	Administration of the Collateral.

(i)	Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral pursuant to this Annex A by Counterparty shall be effected by the crediting of such securities, accompanied by any required transfer tax stamps, to the Collateral Account or, at the option of Dealer, at another securities intermediary satisfactory to Dealer and the crediting by Dealer of the securities entitlements in respect of such securities to the Collateral Account or in any other case, by complying with such alternative delivery instructions as Dealer shall provide to Counterparty in writing.

(ii)	If Physical Settlement is applicable, then unless (i) by 10:00 A.M., New York City time, on any Settlement Date Counterparty has otherwise effected delivery of the Number of Shares to be Delivered for such Settlement Date or (ii) the Collateral then held hereunder in the Collateral Account does not include Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of Dealer, Shares with respect to which such representations, and agreements are not true or satisfied), then the Securities Intermediary, at the direction of Dealer, shall deliver to Dealer, as principal hereunder, from the Collateral Account, in complete or partial, as the case may be, satisfaction of Counterparty’s obligations to deliver Shares to Dealer, a number of Shares then held in the Collateral Account, not to exceed the Number of Shares to be Delivered for such Settlement Date. Upon any such delivery, Dealer, as principal, shall hold such Shares absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Counterparty). Upon delivery of the Number of Shares to be Delivered on a Settlement Date (whether via delivery from the Collateral Account or otherwise) any Shares, cash or other financial assets credited to the Collateral Account in excess of the amounts required to be delivered on the Settlement Date shall thereupon be released to Counterparty, except for any such Shares or other assets that expressly relate to a different Tranche which has not yet matured (which would be the case where an Acceleration Event has occurred, the Acceleration Shares have been delivered but neither party has designated an Early Termination Date in respect of the relevant Acceleration ATE). For the avoidance of doubt, delivery of restricted stock which may, at the time of delivery, be immediately sold by Dealer pursuant to Rule 144(b)(1)(i) (assuming for such purposes that Dealer is not an “affiliate” of Issuer as defined under Rule 144) is not in violation of the representations and agreements set forth in Section 9.11 of the Equity Definitions.

(iii)	Without limiting any other means of perfecting Dealer’s security interest in the Collateral Account and any financial assets or other property now or hereafter held in or credited to the Collateral Account, any securities intermediary, including Dealer and the Securities Intermediary, will comply with entitlement orders (as defined in Section 8-102(a)(8) of the New York UCC) originated by Dealer without further consent by Counterparty.

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(iv)	Dealer shall promptly give to Counterparty copies of any notices and communications received by Dealer with respect to Collateral that is held through a securities intermediary, in the name of Dealer or its nominee. Except as specifically set forth herein, Dealer shall have no further obligation to ascertain, or to notify Counterparty of, the occurrence of any events or actions concerning Collateral that is held through a securities intermediary, in the name of Dealer or its nominee and Dealer shall not be deemed to assume any such further obligation as a result of its establishment of any internal procedures with respect to any securities in its possession.

(v)	Counterparty agrees that Counterparty shall forthwith upon demand pay to Dealer:

(A)	the amount of any taxes that Dealer may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon; and

(B)	the amount of any and all reasonable costs and expenses, including the reasonable fees and disbursements of counsel and of any other experts, that Dealer may reasonably incur in connection with (a) the enforcement of this Annex A, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (b) the collection, sale or other disposition of any of the Collateral, (c) the exercise by Dealer of any of the rights conferred upon it hereunder or (d) any Default Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 1% plus the daily “Federal funds (effective)” rate as published by the Federal Reserve in daily publication H.15 for each day (the rate for a date which is not a business day for such publication being that in effect for the immediately preceding date which is such a business day).

(e)	Income and Voting Rights in Collateral.

(i)	All proceeds of the Collateral shall be received by the Securities Intermediary, including Dealer acting as such, and retained in the Collateral Account (subject to any release permitted by paragraph (d)(ii) above), and Counterparty shall take all such action as Dealer shall deem necessary or appropriate to give effect to such arrangement. All such proceeds that are received by Counterparty shall be received in trust for the benefit of Dealer and, if Dealer so directs, shall be segregated from other funds of Counterparty and shall, forthwith upon demand by Dealer, be delivered over to the Collateral Account in the same form as received (with any necessary endorsement).

(ii)	Counterparty shall have the right, at any time, to vote and to give consents, ratifications and waivers with respect to the Collateral, unless a Default Event has occurred and is continuing.

(f)	Remedies upon Counterparty Payment Events.

(i)	If any Default Event shall have occurred, Dealer may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may deliver to Dealer from the Collateral Account in whole or partial, as the case may be, in satisfaction of Counterparty’s obligations to deliver Shares (such delivery, a “Self-Delivery”), a number of Shares then held in the Collateral Account, not to exceed the number of Shares required to be delivered pursuant to the Confirmation, whereupon Dealer shall hold such Shares absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Counterparty that may be waived or any other right or claim of Counterparty, and Counterparty, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Counterparty has or may have under any law now existing or hereafter adopted.

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(ii)	Counterparty hereby irrevocably appoints Dealer as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest and may be revoked upon termination of the Security Interests pursuant to (g) below), with full power of substitution, in the name of Counterparty, Dealer or otherwise, for the sole use and benefit of Dealer, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time upon the occurrence of a Default Event, all or any of the following powers with respect to all or any of the Collateral:

(A)	to demand, sue for, collect, receive and give acquaintance for any and all monies due or to become due thereupon or by virtue thereof;

(B)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(C)	to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Dealer were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in;

(D)	to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; and

(E)	to coordinate directly with the Issuer and the Issuer’s transfer agent, or any other entity necessary for operationally settling and delivering Shares (b) to provide and receive any necessary information to effect such delivery of Company Shares, including DTC account numbers or settlement instructions, any Deposit/Withdrawal at Custodian instructions and (c) to take any other actions in furtherance of and consistent with the foregoing provided that Dealer shall give Counterparty not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. Dealer and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.

(g)	Termination of Security Interests.

The Security Interests and the rights granted by Counterparty in the Collateral shall pursuant to this Annex A cease, terminate and be void upon fulfilment of all of the obligations of Counterparty under the Transaction (or, if later, the date on which Dealer notifies Counterparty that it has completed all sales of Exchange Property and/or Newmark Shares in the event Modified Physical Settlement or the Newmark Share Election, respectively, are applicable) or, as to any Collateral released pursuant to paragraph (d)(ii) above, upon such release. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Counterparty by Dealer, all at the request and expense of Counterparty.

(h)	Representations and Warranties Regarding Collateral.

(i)

Counterparty has not (A) created or permitted to exist any Lien (as defined in this Annex A) (other than the Security Interests (as defined in this Annex A)) or any Transfer Restriction upon or with respect to the Collateral (as defined in this Annex A), (B) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (C) entered into or consented to any agreement (other than, in the case of clause (xi), the Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect

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thereto or (y) pursuant to which any person other than Counterparty, Dealer and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control (as defined in this Annex A) in respect of any Collateral.

(ii)	Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (A) the Collateral or (B) any other assets of Counterparty is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.

(iii)	All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements (each as defined in Section 8-102 of the UCC) at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia (or, if the issuer is organized elsewhere (a “Foreign Entity”), Counterparty shall have performed its covenant under paragraph (c)(i)(A) above in respect thereof) and is and will be represented by a certificate in the name of the Depository Trust Company or its nominee, without any restrictive legend (other than a restrictive legend which can be removed upon request), and held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States (or, if the issuer is a Foreign Entity, held as required by applicable law and Counterparty shall have performed its covenant under paragraph (c)(i)(A) above in respect thereof).

(iv)	No registration, recordation or filing with any governmental body, agency or official is required or necessary for the perfection or enforcement of the Security Interests, other than, with regard to Collateral that does not constitute investment property or a deposit account, the filing of a financing statement in any appropriate jurisdiction.

(v)	Counterparty has not performed and will not perform any acts that might reasonably be expected to prevent Dealer from enforcing any of the terms of Annex A or that might limit Dealer in any such enforcement.

(vi)	Counterparty has not (x) created or permitted to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (y) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (z) entered into or consented to any agreement (other than, in the case of clause (I), this Confirmation) (I) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (II) pursuant to which any person other than Counterparty, Dealer and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have control in respect of any Collateral.

(vii)	The Location of Counterparty is the jurisdiction of organization of Counterparty. The following is the mailing address, county and state of each chief executive office not at such Location maintained by Counterparty at any time during the past five years: None.

(i)	No Right to Rehypothecate. So long as no Default Event has occurred, Dealer shall not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its respective business, any Collateral.

(j) Hague Convention.

(i)

At the time of its entry into the governing law provisions of any agreement between Counterparty and any securities intermediary governing the Collateral Account (each such agreement, an “Account Agreement”) that are currently in force and at each time of any later

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amendment to any Account Agreement that reaffirmed such governing law provisions, any securities intermediary had an office located in the United States of America that was not a temporary office and that engaged in a business or other regular activity of maintaining securities accounts within the meaning of Article 4(1)(a) of the Hague Securities Convention.

(ii)	This Agreement, each Collateral Account and any matter arising among the parties under or in connection with this Agreement or any Collateral Account, including the issues specified in Article 2 of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Securities Convention”), will be governed by and construed in accordance with the laws of the State of New York.

(iii)	Counterparty, Dealer and any securities intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Collateral Account, the law applicable to all issues specified in Article 2(1) of the Hague Securities Convention shall be the laws of the State of New York. Counterparty and any securities intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties’ choice of law set forth in the previous sentence without the prior written consent of any applicable securities intermediary.

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Annex B to the Confirmation

SUPPLEMENTAL CONFIRMATION NO. [    ]

Reference is hereby made to the Confirmation entered into between [Dealer] (“Dealer”) and Newmark SPV I, LLC (“Counterparty”) on [DATE] (the “Confirmation”). This Supplemental Confirmation No. [    ] (this “Supplemental Confirmation”) shall be a “Supplemental Confirmation” within the meaning of the Confirmation, and shall supplement, form part of and be subject to the Confirmation. All provisions contained in the Confirmation govern this Supplemental Confirmation except as expressly modified below.

The parties hereto hereby agree to enter into an Additional Tranche with the terms set forth below:

Trade Date:	[DATE]

Share Reference Price:	USD [ ]

Forward Floor Price:	[ ]% of the Share Reference Price

Initial Amount:	USD [ ]

Preferred Units:	The “Series [ ] Exchangeable Preferred Units” of Newmark Partners, L.P., as defined in the Newmark LPA (as amended and/or supplemented on or prior to the Trade Date), purchased by Dealer pursuant to the Parent Agreement (as amended and/or supplemented on or prior to the Trade Date).

Optional Settlement Period:	The 365-day period beginning on, and including November 30, 20[ ]

First Possible Optional Settlement Date:	November 30, 20[ ]

Number of Shares:	[ ] in the aggregate for all Tranches

Number of Components:	[ ]

Component Number of Shares:	As set forth below:

Component Number:	Component Number of Shares:
1	[ ]
2	[ ]
3	[ ]
[...]	[...]

This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

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Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the transaction evidenced hereby, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. [Dealer Fax].

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

NEWMARK SPV I, LLC

By:
Name:
Title: